Exhibit 99.5
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     On August 24, 2009, we at Graymark Healthcare, Inc. (the “Company”), completed the purchase of the outstanding stock of somniTech, Inc. and somniCare, Inc. (collectively “Somni”) and on September 14, 2009, we completed the purchase of the outstanding stock of Avastra Eastern Sleep Centers, Inc. (“Eastern”). Somni and Eastern were purchased from AvastraUSA, Inc. and Avastra Sleep Centres Limited. (collectively “Avastra”). Somni provides diagnostic sleep testing services and treatment for sleep disorders at sleep diagnostic centers in Iowa, Kansas, Minnesota, Missouri, Nebraska and South Dakota. Eastern manages sleep diagnostic in Florida and New York. As purchase consideration for Somni, the Company paid Avastra cash of $5.9 million. As purchase consideration for Eastern, the Company paid Avastra cash of $3.2 million and issued Avastra 752,795 shares of our common stock which had a value of $1.5 million.
     The unaudited pro forma condensed combined balance sheet as of September 30, 2009 was prepared as if the acquisitions had occurred on that date and combines the historical consolidated balance sheet of the Company with the unaudited balance sheets of Somni and Eastern as of September 30, 2009. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 were prepared as if the acquisition had occurred on the first day of the period presented and combines the historical consolidated statements of operations of the Company with the unaudited historical consolidated statements of operations of Somni and Eastern.
     The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only, to show the effect of the combination of the Company, Somni and Eastern on a historical basis. These financial statements do not purport to be indicative of the financial position or results of operations that would have actually occurred had the business combination been in effect at those dates, nor do they project the expected results of operations or financial position for any future period or date.
     The unaudited pro forma condensed combined financial statements do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition. The purchase price allocation is not finalized, because the Company is still in the process of finalizing our estimates of fair value for property, equipment and intangible assets acquired. Accordingly, the Company has prepared the pro forma adjustments based on assumptions that the Company believes are reasonable but that are subject to change as additional information becomes available and the preliminary purchase price allocation is finalized.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2009

		Historical		Pro Forma	Pro Forma

	Graymark	Somni	Eastern	Adjustments	Combined
				(Notes 2-4)

ASSETS

Cash and cash equivalents	$3,827,346	$352,550	$105,506	$—	$4,285,402
Accounts receivable, net	9,439,848	1,014,039	805,120	—	11,259,007
Inventories	8,559,861	73,318	—	—	8,633,179
Other current assets	474,258	16,361	167,087	—	657,706

Total current assets	22,301,313	1,456,268	1,077,713	—	24,835,294

Fixed assets, net	5,059,869	1,035,468	157,109	—	6,252,446
Intangible assets, net	7,701,898	—	—	—	7,701,898
Goodwill	29,694,923	4,930,761	3,657,557	—	38,283,241
Other assets	801,688	132,750	—	—	934,438

Total assets	$65,559,691	$7,555,247	$4,892,379	$—	$78,007,317

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$3,475,025	$77,337	$26,585	$—	$3,578,947
Accrued liabilities	4,274,457	199,799	72,271	—	4,546,527
Intercompany	(6,991,001)	2,218,645	4,772,356	—	—
Short-term debt	127,500	—	—	—	127,500
Current portion of long-term debt	3,020,175	24,713	—	—	3,044,888

Total current liabilities	3,906,156	2,520,494	4,871,212	—	11,297,862

Long-term debt, net of current current portion	41,414,178	4,920,699	—	—	46,334,877

Total liabilities	45,320,334	7,441,193	4,871,212	—	57,632,739

Shareholders’ Equity:
Common stock $0.0001 par value, 500,000,000 shares authorized; 28,756,693 issued and outstanding outstanding	2,876	—	—	—	2,876
Paid-in capital	29,175,377	—	—	—	29,175,377
Accumulated deficit	(8,462,358)	114,054	21,167	—	(8,327,137)
Deferred compensation	(507,256)	—	—	—	(507,256)

Total Graymark Healthcare shareholders’ equity	20,208,639	114,054	21,167	—	20,343,860

Noncontrolling interest	30,718	—	—	—	30,718

Total equity	20,239,357	114,054	21,167	—	20,374,578

Total liabilities and shareholders’ equity	$65,559,691	$7,555,247	$4,892,379	$—	$78,007,317

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2009

	Historical
	For the Nine Months Ended
	September 30, 2009			Pro Forma	Pro Forma
	Graymark	Somni	Eastern	Adjustments	Combined
				(Notes 2-4)
Revenues	$76,971,875	$7,540,661	$4,145,694	$(2,289,174)	$86,369,056

Costs and Expenses:
Cost of sales and services	55,178,284	3,119,483	1,713,322	(1,713,322)	58,297,767
Selling, general and administrative	20,159,392	3,647,213	1,584,217	(560,988)	24,829,834
Change in accounting estimate	2,648,207	—	—	—	2,648,207
Depreciation and amortization	1,575,872	293,182	127,864	—	1,996,918

	79,561,755	7,059,878	3,425,403	(2,274,310)	87,772,726

Net other (expense)	(1,643,477)	(116,743)	(69,129)	—	(1,829,349)

Income (loss) from continuing operations , before taxes	(4,233,357)	364,040	651,162	(14,864)	(3,233,019)
Benefit (provision) for income taxes	208,000	(145,616)	(260,465)	406,081	208,000

Income (loss) from continuing operations, net of taxes	(4,025,357)	218,424	390,697	391,217	(3,025,019)
Discontinued operations, net of taxes	2,805	—	—	—	2,805

Net income (loss)	(4,022,552)	218,424	390,697	391,217	(3,022,214)
Less: Net income (loss) attributable to noncontrolling interest	(241,768)	—	—	—	(241,768)

Net income (loss) attributable to Graymark Healthcare	$(3,780,784)	$218,424	$390,697	$391,217	$(2,780,446)

Net loss per share of common stock, basic and diluted	$(0.13)				$(0.10)

Weighted average number of common shares outstanding, basic and diluted	28,116,089				28,822,006

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008

	Historical			Pro Forma	Pro Forma
	Graymark	Somni	Eastern	Adjustments	Combined
				(Notes 2-4)
Revenues	$96,621,322	$9,551,447	$5,544,843	$(2,947,088)	$108,770,524

Costs and Expenses:
Cost of sales and services	67,803,667	4,180,074	2,342,821	(2,342,821)	71,983,741
Selling, general and administrative	23,818,864	4,292,453	1,806,400	(444,505)	29,473,212
Depreciation and amortization	1,571,292	398,976	162,959	—	2,133,227

	93,193,823	8,871,503	4,312,180	(2,787,326)	103,590,180

Net other (expense)	(2,055,063)	(85,104)	(76,111)	—	(2,216,278)

Income from continuing operations , before taxes	1,372,436	594,840	1,156,552	(159,762)	2,964,066
Benefit (provision) for income taxes	(136,000)	(237,936)	(462,621)	63,905	(772,652)

Income from continuing operations, net of taxes	1,236,436	356,904	693,931	(95,857)	2,191,414
Discontinued operations, net of taxes	60,932	—	—	—	60,932

Net income	1,297,368	356,904	693,931	(95,857)	2,252,346
Less: Net income (loss) attributable to noncontrolling interest	552,970	—	—	—	552,970

Net income (loss) attributable to Graymark Healthcare	$744,398	$356,904	$693,931	$(95,857)	$1,699,376

Net income per share of common stock:
Basic	$0.03				$0.06

Diluted	$0.03				$0.06

Weighted average number of common shares outstanding:
Basic	25,885,628				26,638,423

Diluted	26,102,841				26,855,636

See accompanying notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(1) BASIS FOR PRESENTATION
     The pro forma condensed combined financial statements present the pro forma effects of the acquisition by Graymark Healthcare, Inc. (“Graymark”) of the outstanding equity ownership interests in somniTech, Inc. and somniCare, Inc. (collectively “Somni”) for $5.9 million in cash the outstanding equity ownership interests in Avastra Eastern Sleep Centers, Inc. (“Eastern”) for $3.2 million in cash and 752,792 shares of Graymark common stock (the “Acquisition”). The Acquisition will be accounted for as a purchase of Somni and Eastern by Graymark using the acquisition method of accounting.
     The accompanying unaudited pro forma combining consolidated statements of operations are presented assuming the Acquisition was consummated on the first day of the period presented. The unaudited pro forma combining consolidated balance sheet as of September 30, 2009, is presented assuming the actual date of the Acquisition.
     The historical information presented for Graymark (i) as of September 30, 2009 and the nine months then ended, is derived from the unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q, and (ii) the year ended December 31, 2008, is derived from the audited consolidated financial statements of Graymark contained in our Annual Report on Form 10-K.
     The historical information presented for Somni (i) as of and for the nine months ended September 30, 2009, and (ii) the year ended December 31, 2008, is derived from the unaudited financial statements of somniTech, Inc. and somniCare, Inc.
     The historical information presented for Eastern (i) as of and for the nine months ended September 30, 2009, and (ii) the year ended December 31, 2008, is derived from the unaudited financial statements of Eastern.
     The pro forma financial information presented in the unaudited pro forma combining consolidated financial statements is not necessarily indicative of the financial position and results of operations that would have been achieved had the assets and liabilities been owned by a single corporate entity. The results of operations presented in the unaudited pro forma combining statements of operations are not necessarily indicative of the results of future operations of Graymark following consummation of the Acquisition.
(2) ADJUSTMENTS — THE ACQUISITION:
     The accompanying unaudited pro forma consolidated financial statements have been adjusted to give effect to the Acquisition as follows:
(a)	Income taxes reflect the effect of the historical earnings of Somni and Eastern and the pro forma adjustment for the nine months ended September 30, 2009 to reflect the offset of Somni and Eastern earnings against the losses of Graymark.

(b)	Revenue, cost of services and selling, general and administrative expenses have been reduced to reflect the management services agreement (“MSA”) operating model that was implemented at Eastern after the Acquisition. Under the MSA, Eastern receives management fee income for operating the respective sleep center and providing additional services to the physician group. The cost of the sleep studies performed and the personnel costs of sleep technicians are born by the physician group that performs the sleep studies.
     Since the Acquisition was consummated prior to September 30, 2009, the following post-Acquisition transactions are already reflected in the unaudited pro forma information, including the following:
(a)	The recording of the excess fair value over the net assets acquired (goodwill) of Somni and

Eastern of $4,930,761 and $3,657,557, respectively. The fair values of the assets acquired and liabilities assumed were preliminarily determined to be the net book values previously recorded by Somni and Eastern. Due to the timing of the acquisitions, it was not practical for the fair value appraisals of Somni and Eastern to be completed at the time of this report. Management expects that the final appraisals of Somni and Eastern will result in changes, which could be significant, including the establishment of values for identifiable intangible assets which are not part of the preliminary purchase allocation.
(3) NET INCOME PER SHARE
     Pro forma per share calculations for Graymark are based upon the weighted average number of common stock shares assuming the Acquisition occurred on the first day of the period presented.
(4) INCOME TAXES
     The provision for income taxes is based on the federal corporate statutory 35% income tax rate, plus an estimated 5% rate for state income taxes.